July 21, 2009

Andrew Warner

Dear Andrew,

On behalf of EnergyConnect, Inc. and its Board of Directors, I am pleased to offer you the position of Vice President and Chief Financial Officer.  This is a full-time exempt position.  Your annual base salary will be $175,000.  The EnergyConnect board has approved 950,000 stock options for you.  750,000 will be granted and priced on your start date.  The remaining 200,000 stock options will be granted in the near future once the company’s stock option pool has sufficient options to grant.  We expect that to happen in the fourth quarter of 2009.

This position reports directly to Kevin Evans, President and CEO.  The duties of the position will be those typical of a CFO and are subject to adjustment per management and Board of Directors direction.

Benefits include:
•
Medical, dental, prescription drug, and vision care insurance for you and your eligible dependents.  Employee premiums are 100% funded by the company and there is a nominal premium for dependents (see attached benefit sheet)

•	Flexible spending medical and childcare reimbursement plan
•	Company provided Long-term disability insurance
•	Optional Short term disability insurance
•	$100,000 life insurance with a voluntary option to purchase additional coverage
•	401(k) plan
•	Vacation as needed and approved by your manager
•	10 company paid holidays per year

Please know that this offer of employment does not constitute an employment contract.  Your employment will be “at will”, which means that either party can end the employment relationship with or without cause. Although your salary is stated in annual terms, this is no way suggests that employment is being offered for a full year or for any particular period of time.

The start date for the position is August 3, 2009 or an otherwise mutually agreed upon start date.  If you wish to accept the offer, please sign in the place provided below and return to me no later than July 27, 2009.  Given your travel schedule, you may e-mail your acceptance and then follow up at your convenience with a fax or scanned signed letter.

Once you have accepted the offer, we will make arrangements for you to report to our HR department to finalize the hiring process.  This will include employer, education and criminal background checks.  Your offer is contingent upon positive outcome of these checks.

If you have any questions in regards to the offer, please do not hesitate to contact me, or Kevin Evans.  We very much look forward to adding your skills to our organization.

ENERGYCONNECT, INC.

/s/ Bill Munger
Bill Munger, Vice President of Human Resources

/s/ Kevin Evans
Kevin Evans, President and CEO

I agree to the terms of employment set forth above and agree to begin work on August 3, 2009.

/s/ Andrew Warner	July 22, 2009
Andrew Warner	Date